EXHIBIT 99.1

Educational Development Corporation Announces Quarterly Dividend

TULSA, Okla., Aug. 26, 2011 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today announced their quarterly cash dividend.

The Board of Directors has authorized a $0.12 per share cash dividend. The dividend will be paid on September 16, 2011 to shareholders of record September 09, 2011.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT: Educational Development Corporation
         Randall White
         (918) 622-4522